Exhibit 99.1

Press Release #201914	FOR IMMEDIATE RELEASE	December 13, 2019

Enertopia announces LOI for High Grade Gold Project Expires

Kelowna, BC-Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") announces the signed LOI with Eagle Plains Resources Ltd signed on October 28th to earn up to an 75% interest in the 7,000 hectare Pine Channel high-grade gold project in northern Saskatchewan, Canada has expired.

Over the past 45 days the Company has reached out to stakeholders and potential new investors to raise the necessary funds for not only the Pine Channel project but to recapitalize and restructure the Company. Unfortunately, these efforts have not been successful under current market conditions.

The Company is continuing to explore strategic alternatives which may include without limitation the sale of the Company or merger or other business combinations such as joint ventures or other strategic alliances.

The Company has not established a definitive timeline to complete its review and no decision on any particular alternative has been reached at this time. There can be no assurance that this process will result in the successful conclusion of any specific transaction. In accordance with its current and periodic reporting requirements, the Company will disclose further developments with respect to this process pursuant to such obligations.

About Enertopia:

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or Enertopia will be able to source sustaining capital to remain listed. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release